Exhibit 99

[MULTIBAND LOGO]

                MULTIBAND REPORTS RECORD THIRD QUARTER CASH FLOW

*44.3% INCREASE IN REVENUE AND STRONG MARGIN IMPROVEMENT CONTRIBUTES TO RESULTS

*EBITDA INCREASES TO OVER $146,000

November 19, 2004 New Hope, Minnesota, -- Multiband Corporation (NASDAQ: MBND) today announced third quarter and nine month results for the period ended September 30, 2004. The Company reported revenue of $9,068,758 for the third quarter, an increase of 44.3% compared to the same period in 2003 when Multiband had revenue of $6,283,365. The Company incurred a net loss of $(1,851,593), or $(0.07) per share, compared to a net loss of $(832,622), or $(0.05) per share, for the 2003 third quarter. The 2004 third quarter loss included a non-cash charge of $527,879 in connection with the impairment of goodwill and a non-cash amortization expense of $754,971, primarily related to identifiable intangible assets obtained in acquisitions. Excluding these non-cash charges, Multiband's net loss would have been $568,743. For the quarter ended September 30, 2004 the Company reported positive EBITDA (Earnings before Interest, Taxes, Depreciations and Amortization), excluding the non-cash charges outlined above, of $146,314, versus a Loss before Interest, Taxes, Depreciation and Amortization of $239,706 during the 2003 third quarter.

For the nine months ended September 30, 2004, Multiband recorded revenue of $22,734,594, a 27.4% increase versus $17,843,508 in the same nine months of 2003. The Company recorded a net loss of $(4,819,931), or $(0.21) per share, compared to a net loss of $(2,733,406), or ($0.18) per share for the nine months ended September 30, 2003. The Company reported a loss of $(504,564) for the nine

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months ended September 30, 2004 before interest, taxes, depreciation, amortization and non-cash charges in the 2004 third quarter outlined above, versus a loss of ($1,035,062) during the same period in 2003. As is customary in the cable and telecommunications industries, the Company uses EBITDA as a measure of performance In addition to the reported GAAP results provided throughout this document. Multiband has provided these non-GAAP measurements as a way to help investors better understand earnings and enhance comparisons of its earnings from period to period. Among other things, Multiband's management uses the earnings results, excluding items affecting comparability, to evaluate the performance of its businesses.

Multiband ended the third quarter with cash, cash equivalents, and a certificate of deposit totaling $715,885. Subsequent to the end of the third quarter, the Company raised gross proceeds of $2.1 million through the issuance of secured convertible promissory notes. The Company also raised gross proceeds of $1,050,000 through the issuance of a convertible preferred equity instrument.

Some of the highlights of the third quarter included:

o Strong subscriber growth. The Company increased the number of customers receiving its video, voice and data services from its Subscriber Services Division from 28,000 in the second quarter of 2004 to 32,336 in the third quarter, a 15.5% sequential increase.

o Improved Gross Margin. Multiband increased its gross margin to 36% for the 2004 third quarter, versus 28.5% in the year earlier period.

o Acquisition of Rainbow Satellite Group, LLC. The Company completed the acquisition of Rainbow Satellite Group, LLC, a provider of satellite television services to multi-dwelling units. With this acquisition, the Company acquired over 16,000 video subscribers which are primarily located in California, Colorado, Texas, Florida, Illinois and New York.

o Acquisition of certain assets of 21st Century Satellite Communications, Inc. This new acquisition will add to Multiband's Subscriber Services

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         customer base nearly 13,000 units with an average population of 5,000 subscribers, due to the seasonality of these units located in Florida.

o Recurring revenues increase by 822%. The Company reported that recurring revenue increased from $418,897 to $3,865,489 when comparing comparable third quarter periods in 2003 and 2004 respectively.


"During the third quarter, we continued to significantly increase our subscriber base through organic growth and acquisitions," said James L. Mandel, Multiband's CEO. "These actions, combined with improved margins from a more favorable product mix, allowed us to report another quarter of improved financial performance. With the completion of a recent financing, we believe the Company is well positioned for further growth."

The Company will hold a conference call to discuss these results at 11:30 a.m. CST today. Mr. Mandel will host the call. Interested parties may access the call by dialing 1-888-676-2454.

About Multiband Corporation

Multiband Corporation, formerly Vicom, Incorporated, formed in 1975, provides voice, data and video systems and services to business and government clients, and to multiple dwelling units (MDUs), including apartment buildings and time share resorts. The Company's products and services are sold to clients located throughout the United Sates. The Company has two operating divisions, Multiband Business Solutions and Multiband Subscriber Services, which encompass the wholly owned subsidiary corporations Multiband USA, Inc. and URON, Inc. In July 2004, the Company acquired Rainbow Satellite Group LLC (Rainbow), a private cable operator. Rainbow, with locations throughout the United States, has subscriber concentrations in California, Colorado, Illinois, Texas, Florida and New York. In August of 2004, Multiband acquired assets from 21st Century Satellite Communications LLC, adding 23 upscale RV and Mobile Home Parks to its portfolio and raising its owned and serviced subscriber base to over 70,000. Multiband has

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offices in Fargo, Minneapolis, Rochester, Los Angeles, San Francisco, Denver,
Chicago and Tampa with satellite facilities through subcontractors in St. Louis, Dallas and New York. For additional information, please go to www.multibandusa.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company's financial results, can be found in the Company's Registration Statement and in its Reports on Forms 8-K and 10-K filed with the Securities and Exchange Commission (SEC).

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors. To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Multiband Corporation attached to this news release and will post to the company's investor relations web site (www.multibandusa.com) any reconciliations of differences between non-GAAP financial information that may be required in connection with issuing the company's quarterly financial results.

Multiband Corporation and Subsidiaries

Reconciliation of Non-GAAP Financial Information

--------------------------------------- -------------------------------------- --------------------------------------
                                          THREE MONTHS ENDED SEPTEMBER 30,        NINE MONTHS ENDED SEPTEMBER 30,
                                               2004               2003                2004               2003
--------------------------------------- ------------------- ------------------ ------------------- ------------------
EBITDA                                            $146,314        $ (239,706)          $(504,564)       $(1,035,062)
--------------------------------------- ------------------- ------------------ ------------------- ------------------
Interest Expense, other                          (350,462)          (212,931)           (958,132)          (648,368)
--------------------------------------- ------------------- ------------------ ------------------- ------------------
Depreciation and Amortization                  (1,119,566)          (379,985)         (2,557,788)        (1,049,976)
--------------------------------------- ------------------- ------------------ ------------------- ------------------
Goodwill Impairment                              (527,879)                  0           (527,879)                  0
--------------------------------------- ------------------- ------------------ ------------------- ------------------
Other Non Cash Expense associated
with Common Stock issuance                              0                   0           (271,568)                  0
--------------------------------------- ------------------- ------------------ ------------------- ------------------
Net Loss                                      $(1,851,593)         $(832,622)        $(4,819,931)       $(2,733,406)
                                              ============         ==========        ============       ============
--------------------------------------- ------------------- ------------------ ------------------- ------------------


Contact:

     Multiband Corporation, Minneapolis
     James L. Mandel, 763-504-3000
            Or
     Ed Lewis, CEOcast, Inc., 212-732-4300